Exhibit (a)(1)(J)

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT MADE AS OF THE 12TH DAY OF DECEMBER, 2012

BETWEEN:

AURIZON MINES LTD.

Suite 1120, 925 West George Street,

Vancouver, B.C. V6C 3L2

(hereinafter called the “Company”)

OF THE FIRST PART

AND:

MARTIN BERGERON

C.P. 487, 1010 - 3rd Avenue East

Val-d’Or, Quebec J9P 4P5, Quebec •

(hereinafter called “the Employee”)

OF THE SECOND PART

WHEREAS:

A. The Company and the Employee have an existing Employment Agreement made and executed as of the 12th of October, 2009 and attached to this Amendment No. 1 as Schedule “A” (the Agreement”); AND

B. The Company wishes to amend and supplement certain provisions of the Agreement as herein set forth.

NOW THEREFORE THIS AMENDMENT NO. 1 WITNESSES that in consideration of the premises and mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.1 Definitions and Interpretation

Terms having a capitalized first letter and not otherwise defined in this Amendment No. 1 and the recitals hereto shall have the meanings ascribed to them in the Agreement. The Agreement, as amended by this Amendment No. 1, shall continue in force and effect.

1.2 Amendments to Agreement

The Agreement is amended as follows:

(a)	Section 4.02(ii) is deleted in its entirety and replaced with the following:

“4.02	(ii) An amount which shall be equal to the sum of the following:

•	two (2) times the Employee’s Annual Salary in effect as at the Termination Date; and

•	two (2) times the Employee’s average annual bonus, calculated as the average of the total annual Bonuses paid to the Employee for the three (3) fiscal years prior to the Termination Date.

(b)	Section 7.03 “This Agreement represents the entire Agreement” is amended to include this Amendment No. 1.

1.3 Language

The parties have expressly requested that this Amendment No. 1 be drafted in the English language. Les parties ont expressément exigé que la présente convention soit rédigée en langue anglaise.

IN WITNESS WHEREOF the Company has caused its corporate seal to be hereunto affixed by and in the presence of its duly authorized officers on their behalf and the Employee has hereunto set the Employee’s hand and seal as of the day and year first above written.

THE CORPORATE SEAL OF	)
AURIZON MINES LTD. was	)
hereunto affixed in the presence of:	)	C/S
)
)
)
)
/s/ [illegible]	)

)
/s/ [illegible]	)
)

SIGNED, SEALED AND DELIVERED	)
by MARTIN BERGERON in the presence	)
of:	)
/s/ Christian Bourcier	)
Name	)	/s/ Martin Bergeron
Christian Bourcier	)	MARTIN BERGERON
Address	)
1633 Lawlis	)
City	)
Val D’or, QC	)
Occupation	)
Mine Manager	)